As filed with the U.S. Securities and Exchange Commission on February 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

88 Tongda Road, Touqiao Town

Guangling District, Yangzhou, 225000

People’s Republic of China

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave, Suite 204

Newark, DE 19711

Tel: 302-738-6680

(Name, address, and telephone number of agent for service)

With a Copy to:

Joan Wu, Esq.
Hunter Taubman Fischer & Li LLC
950 Third Avenue, 19th Floor
New York, NY 10022
(212) 530-2206

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2026

PRELIMINARY PROSPECTUS

Up to 520,000 Class A Ordinary Shares

Offered by the Selling Shareholders of

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

This prospectus relates to the resale from time to time by the Selling Shareholders identified in this Prospectus under the caption “Selling Shareholders” (the “Selling Shareholders”) of up to 520,000 of our class A ordinary shares (the “Resale Shares”), par value of $0.05 per share (the “Class A Ordinary Shares”) issued in two share acquisition, pursuant to two share purchase agreements dated October 8, 2025 and December 5, 2025, respectively.

The Selling Shareholders may sell any or all of the Resale Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Resale Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders and we will bear all costs, expenses and fees in connection with the registration of the Resale Shares offered hereby.

Our Class A Ordinary Shares are currently listed on Nasdaq Capital Market but traded on the OTC Markets under the symbol “MHUAF” (formerly on NASDAQ: “MHUA”). On February 23, 2026, the last reported sale price of our Class A Ordinary Shares was $9.87 per share.

The Resale Shares are being registered to permit the Selling Shareholders, or their respective pledgees, donees, transferees or other successors-in-interest, to sell the Resale Shares from time to time in the public market. We do not know when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell some, all or none of the securities offered by this Prospectus. The Resale Shares may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 14 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F for the fiscal year 2024, filed with the SEC on April 25, 2025 (the “2024 Annual Report”), in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

Unless otherwise stated, as used in this prospectus, “Meihua,” refers to Meihua International Medical Technologies Co., Ltd., 美华国际医疗科技有限公司, a Cayman Islands exempted company, and depending on the context, “we,” “us,” “our company,” “our,” “the Company” and “Meihua International” refer to Meihua International Medical Technologies Co., Ltd., 美华国际医疗科技有限公司, a Cayman Islands exempted company, its subsidiaries, Kang Fu International Medical Co., Limited (“Kang Fu International Medical”), Yangzhou Huada Medical Device Co., Ltd. (“Yangzhou Huada”), Jiangsu Yada Technology Group Co., Ltd. (“Jiangsu Yada”), Jiangsu Huadong Medical Device Industrial Co., Ltd. (“Jiangsu Huadong”), and Yangzhou Guanghui Medical Technology Co., Ltd. (“Guanghui”). Guanghui was deregistered in June 2023. See “Prospectus Summary — Business Overview.”

Meihua is an exempted company which was incorporated under the laws of the Cayman Islands on November 10, 2020 by our shareholder Yongjun Liu. Meihua’s direct subsidiary is Kang Fu International Medical, a Hong Kong company. Kang Fu International Medical was incorporated on October 13, 2015 by four shareholders, Yongjun Liu, Yin Liu, Ace Capital Limited and King Tai International Holding Limited. On November 22, 2019, Yongjun Liu acquired 9,300,000 shares in Kang Fu International Medical from Ace Capital Limited and 4,500,000 shares in Kang Fu International Medical from King Tai International Holding Limited, respectively. Upon consummation of such share transfer, Yongjun Liu and Yin Liu constituted all of the shareholders of Kang Fu International Medical, holding 100% of the shares of Kang Fu International Medical. On December 21, 2020, Meihua in turn acquired 41,400,000 shares (69% of the outstanding shares) from Yongjun Liu and 18,600,000 shares (31% of the outstanding shares) from Yin Liu, respectively, resulting in Kang Fu International Medical becoming Meihua’s wholly owned subsidiary. In exchange for the acquisition on Kang Fu, Meihua issued a total of 15,935,000 Ordinary Shares to Mr. and Mrs. Liu, who in turn transferred their shares to Bright Accomplish Limited, a holding company for which they are the sole shareholders, on December 21, 2020.

Meihua is not a Chinese operating company but a Cayman Islands exempted company with operations conducted by its subsidiaries located in mainland China. Meihua owns 100% of Kang Fu International Medical. Kang Fu International Medical owns 100% of Yangzhou Huada. Yangzhou Huada owns 100% of Jiangsu Yada. Jiangsu Yada, in turn, owns 100% of Jiangsu Huadong. Jiangsu Huadong, in turn, owns 100% of the equity interests of Guanghui, which was deregistered in June 2023.

On December 2, 2025, we received a Staff Determination from The Nasdaq Stock Market LLC notifying us that our securities would be delisted for failure to regain compliance with the minimum bid price requirement and for failure to meet the minimum publicly held shares requirement. We have appealed that determination to a Nasdaq Hearings Panel. Trading in our Class A Ordinary Shares has been suspended pending the outcome of the appeal. The Nasdaq Hearings Panel held a hearing on January 27, 2026, and we are currently awaiting the panel’s determination as of the date of this prospectus. If our appeal is unsuccessful, our securities will be delisted from Nasdaq. See “Risk Factors — Our securities are currently suspended from trading on Nasdaq and are subject to a pending delisting determination.”

Cash Flows through Our Company

The structure of cash flows within our organization, and a summary of the applicable regulations, is as follows:

1.	Our equity structure is a direct holding structure, pursuant to which the overseas entity listed in the U.S., Meihua International Medical Technologies Co., Ltd. (“Meihua” or “Meihua International”), directly controls Yangzhou Huada Medical Device Co., Ltd (“Yangzhou Huada”) (the “WFOE”) and other domestic operating entities which are directly owned through the Hong Kong company, Kang Fu International Medical Co., Limited (“Kang Fu International Medical”).

2.	Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Meihua International at the close of securities offerings, the funds can be directly transferred to Kang Fu International Medical, and then transferred to subordinate operating entities through the WFOE.

If the Company intends to distribute dividends, the Company will transfer the dividends to Kang Fu International Medical in accordance with the laws and regulations of the PRC, and then Kang Fu International Medical will transfer the dividends to Meihua International, and the dividends will be distributed from Meihua International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3.	In the reporting periods presented in the 2024 Annual Report, cash and other asset transfers occurred among the Company and its subsidiaries are as summarized as below:

	For the year ended December 31, 2024 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(5,700,000)	$5,700,000	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (2)	$-	$(5,000,000)	$5,000,000

(1)	Meihua transferred $5,700,000 to Kang Fu International Medical as a loan to cover working capital.

(2)	Kang Fu International Medical contributed $5,000,000 to PRC subsidiaries for capital contribution purposes.

	For the year ended December 31, 2023 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(2,500,000)	$2,500,000	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (2)	$-	$(1,000,000)	$1,000,000

(1)	Meihua transferred $2,500,000 to Kang Fu International Medical as a loan to cover working capital.

(2)	Kang Fu International Medical contributed $1,000,000 to PRC subsidiaries for capital contribution purposes.

	For the year ended December 31, 2022 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(26,010,150)	$26,010,150	$-
Cash transferred from Kang Fu International Medical to Meihua (2)	$390	$(390)	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (3)	$-	$(20,389,970)	$20,389,970
Cash transferred from PRC subsidiaries to Kang Fu International Medical (4)	$-	$130,000	$(130,000)

(1)	Meihua transferred $26,010,150 to Kang Fu International Medical as a loan to cover working capital.
(2)	Kang Fu International Medical transferred $390 to Meihua for repayment of a working capital loan.
(3)	Kang Fu International Medical contributed $20,389,970 to PRC subsidiaries for capital contribution purposes.*
(4)	Yangzhou Huada, one of the PRC subsidiaries, transferred $130,000 to Kang Fu International Medical as a loan to cover working capital.

*	On February 18, 2022, the Company closed its initial public offering of Ordinary Shares and received approximately US$35 million. In March and April 2022, the Company transferred approximately US$26.0 million to Kang Fu International Medical for working capital purposes and then Kang Fu International Medical made capital injections aggregating approximately US$20.4 million to its PRC subsidiaries - Yangzhou Huada and Hainan Guoxie, the then controlled subsidiary of Kangfu.

4.	No dividends or distributions of a subsidiary have been made to the Company for the years ended December 31, 2024, 2023, and 2022. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the near future.

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Meihua faces various legal and operational risks and uncertainties as a company with its principal subsidiaries based in and primarily operating in China. Most of Meihua’s subsidiaries operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Because the laws, rules and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties in practice. As a result, the application, interpretation, and enforcement of new and existing laws and regulations are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. In particular, recent statements and regulatory actions by China’s government, such as those related to data security or anti-monopoly concerns, as well as the ability of Public Company Accounting Oversight Board, or the PCAOB, to inspect our auditors, may impact our Company’s ability to conduct our business, accept foreign investments, or be listed on a U.S. or other foreign stock exchange. See “Item 3. Key information — D. Risk Factors — Risks Related to Doing Business in China” in the 2024 Annual Report.

On December 28, 2021, the Cyberspace Administration of China, or the CAC, and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security. As of the date of this prospectus, Meihua and its PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction.

As of the date of this prospectus, we do not believe that we and our PRC subsidiaries are subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users.

In addition, we also believe that, as of the date of this prospectus, we (1) are not required to obtain permissions from any PRC authorities to operate or issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission, or the CSRC, the CAC or any other entity that is required to approve our PRC subsidiaries’ operations, and (3) have not received or otherwise been denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to continue to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five relevant supporting guidelines, together as the New Overseas Listing Rules, which became effective on March 31, 2023. According to the New Overseas Listing Rules, PRC domestic companies that seek to offer and list securities in overseas markets, either by direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. In addition, an overseas-listed company must also submit the filing with respect to its follow-on offerings, issuance of convertible corporate bonds and exchangeable bonds, and other equivalent offering activities, within the time frame specified by the Trial Measures. The New Overseas Listing Rules set forth the regulatory filing requirements for both direct and indirect overseas listings and clarify the determination criteria for indirect overseas listing in overseas markets. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — Potential Chinese governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” in this prospectus. As a result, we will be required to file with the CSRC within three business days after the completion of this offering. After filing this prospectus, we will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course after this offering. We may be subject to orders to rectify, warnings and fines if we fail to comply with the requirements under the Trial Measures. Failure to comply with the filing requirements may result in an order of rectification, a warning and fines up to RMB10 million to the non-compliant domestic companies, and the directly responsible persons of the companies will be warned and fined between RMB500,000 and RMB5 million. Furthermore, if the controlling shareholder and the actual controller of the non-compliant companies organizes or instigates the breach, they will be fined between RMB1 million and RMB10 million. In addition to the above filing requirements, the New Overseas Listing Rules also requires an issuer to report to the CSRC within three business days after occurrence of any the following events: (i) a change of control; (ii) its being subject to investigation or sanctions by any overseas securities regulators or overseas authorities; (iii) its change of listing status or listing segment; (iv) voluntary or mandatory delisting; and (v) material change of its principal business operations to the extent that it ceases to be subject to the filing requirements of the Trial Measures.

As a result of the legal and operational risks associated with us being based in and having our operations in China, such risks could result in a material change in our operations and/or the value of our securities and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Item 3. Key information — D. Risk Factors — Risks Related to Doing Business in China” in the 2024 Annual Report.

In addition, our Class A Ordinary Shares may be delisted from Nasdaq or prohibited from being traded over the counter under the Holding Foreign Companies Accountable Act (“HFCA Act”) and related regulations if the PCAOB is unable to inspect our auditor for two consecutive years beginning in 2022. Our auditor is subject to inspection by the PCAOB on a regular basis and has not been subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our Class A Ordinary Shares. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained a provision to amend the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the Holding Foreign Companies Accountable Act. Our current auditor, Li CPA LLC, is headquartered in Colorado and is subject to inspection by the PCAOB on a regular basis. See “Item 3. Key information — D. Risk Factors — Risks Related to Doing Business in China — Although the audit report included in this report was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our Class A Ordinary Shares may be delisted or prohibited from trading” in the 2024 Annual Report.

As a medical device manufacturing and sales company, we are subject to extensive government regulation and supervision in the PRC. Pursuant to PRC laws, we must obtain production license for Class II and III disposable medical devices and production filing for Class I disposable medical device, operation license for Class III disposable medical devices and operation filing for Class II disposable medical devices, and filing or registration certificates for certain Class I, II or Class III disposable medical devices. As of the date of this prospectus, we are current on all licenses and certificates and have obtained Class I, II and III disposable medical device qualifications in the PRC.

However, if we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations. See “Item 3. Key information — D. Risk Factors — Risks Related to Our Business and Industry — If we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions, and results of operations” in the 2024 Annual Report.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2026.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 520,000 Class A Ordinary Shares.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

If necessary, the specific manner in which the Resale Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Resale Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus or in a prospectus supplement may use the following defined terms:

“2024 Annual Report” refers to our Annual Report on Form 20-F, filed with the SEC on April 25, 2025 and incorporated herein by reference.

“China” or the “PRC” refers to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau, and only when this report refers to specific laws and regulations adopted by the PRC and the discretion of China governmental authorities, reference to “China” or the “PRC” excludes Taiwan and the special administrative regions of Hong Kong and Macau. The legal and operational risks associated with operating in China discussed elsewhere in this prospectus also apply to any operations we may now or in the future carry out in Hong Kong or Macau;

Depending on the context, “we,” “us,” “our company,” “our,” “the Company,” and “Meihua International” refer to Meihua International Medical Technologies Co., Ltd., 美华国际医疗科技有限公司, a Cayman Islands company, its subsidiaries, Kang Fu International Medical Co., Limited (“Kang Fu International Medical”), Yangzhou Huada Medical Device Co., Ltd (“Yangzhou Huada”), Jiangsu Yada Technology Group Co., Ltd. (“Jiangsu Yada”), Jiangsu Huadong Medical Device Industrial Co., Ltd. (“Jiangsu Huadong”), and Yangzhou Guanghui Medical Technology Co., Ltd. (“Guanghui,” Guanghui was deregistered in June 2023);

“Exchange Act” refers to the Securities Exchange Act of 1934;

“fiscal year” refers to the period from January 1 to December 31 of the year;

“GMV” refers to the total value of all orders shipped for products sold under our sales model, net of returns;

“Guanghui” refers to Yangzhou Guanghui Medical Technology Co., Ltd, a limited liability company organized under the laws of China, which was wholly owned by Jiangsu Huadong and was deregistered in June 2023;

“HKD” refers to the official currency of Hong Kong;

“Jiangsu Huadong” refers to Jiangsu Huadong Medical Device Industrial Co., Ltd, a limited liability company organized under the laws of China and a wholly owned subsidiary of Jiangsu Yada;

“Jiangsu Yada” refers to Jiangsu Yada Technology Group Co., Ltd, a limited liability company organized under the laws of China, which is wholly owned by Yangzhou Huada;

“Kang Fu International Medical” refers to Kang Fu International Medical Co., Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of Meihua International;

“medical professionals” refer to doctors, pharmacists and medical assistants;

“RMB” or “Renminbi” refers to the legal currency of China;

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

“Securities Act” refers to the Securities Act of 1933, as amended;

“Securities Exchange Commission,” the “SEC,” “Commission,” or similar terms refer to the U.S. Securities Exchange Commission;

“shares,” “Shares” or “Class A Ordinary Shares” refer to the Class A Ordinary Shares of Meihua International Medical Technologies Co., Ltd., par value $0.05 per share;

“SKU,” refers to stock keeping unit;

“U.S. GAAP” refers to generally accepted accounting principles in the United States;

“U.S. dollars,” “dollars,” “USD” or “$” refers to the legal currency of the United States;

“Websites” refers to our websites at http://meihuamed.com and http://ir.meihuamed.com; and

“Yangzhou Huada” refers to Yangzhou Huada Medical Device Co., Ltd, a limited liability company organized under the laws of China, which is wholly owned by Kang Fu International Medical.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Prospectus Summary

Our Holding Company Structure

The securities offered in this prospectus are the securities of Meihua International, an exempted company which was incorporated under the laws of the Cayman Islands on November 10, 2020 by our shareholder Yongjun Liu. Meihua’s direct subsidiary is Kang Fu International Medical, a Hong Kong company. Kang Fu International Medical was incorporated on October 13, 2015 by four shareholders, Yongjun Liu, Yin Liu, Ace Capital Limited and King Tai International Holding Limited. On November 22, 2019, Yongjun Liu acquired 9,300,000 shares in Kang Fu International Medical from Ace Capital Limited and 4,500,000 shares in Kang Fu International Medical from King Tai International Holding Limited, respectively. Upon consummation of the share transfer, Yongjun Liu and Yin Liu constituted all of the shareholders of Kang Fu International Medical, holding 100% shares of Kang Fu International Medical. On December 21, 2020, Meihua in turn acquired 41,400,000 shares (69% of the outstanding shares) from Yongjun Liu and 18,600,000 shares (31% of the outstanding shares) from Yin Liu, respectively, resulting in Kang Fu International Medical becoming Meihua International’s wholly owned subsidiary. In exchange for the acquisition on Kang Fu, Meihua issued a total of 15,935,000 Class A Ordinary Shares to Mr. and Mrs. Liu, who in turn transferred their shares to Bright Accomplish Limited, a holding company for which they are the sole shareholders, on December 21, 2020.

Meihua is not a Chinese operating company but a Cayman Islands exempted company with operations conducted by its subsidiaries located in mainland China. Meihua operates its business through its indirect subsidiaries in China. Below is a list of Meihua’s operating subsidiaries:

●	Yangzhou Huada Medical Device Co., Ltd., or Yangzhou Huada: a subsidiary wholly owned by Kang Fu International Medical and established in Yangzhou, Jiangsu Province, PRC on December 24, 2001 with a registered capital of $602,400. On March 3, 2022, the registered capital was increased to $50,602,400. Yangzhou Huada manufactures and sells Class I disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic customers. Specifically, Yangzhou Huada mainly focuses on the manufacturing, sales and distributions of non-bottled products, such as brushes, ID bracelets for domestic sales.

●	Jiangsu Yada Technology Group Co., Ltd., or Jiangsu Yada: a subsidiary wholly owned by Yangzhou Huada and established in Yangzhou, Jiangsu Province, PRC on December 5, 1991 with a registered capital of RMB51,390,000, which manufactures and sells Class I and Class II disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Yada mainly focuses on overseas sales.

●	Jiangsu Huadong Medical Device Industrial Co., Ltd., or Jiangsu Huadong: a subsidiary wholly owned by Jiangsu Yada and established in Yangzhou, Jiangsu Province, PRC on November 18, 2000 with a registered capital of RMB50,000,000, which manufactures and sells Class I, II and III disposable medical devices under our own brands, and distributes Class I, II and III disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Huadong mainly focuses on the manufacturing, sales and distributions of polyethylene bottled products, such as eye drop bottles and tablet bottles.

●	Hainan Ruiying Technology Co., Ltd., or Hainan Ruiyin: a subsidiary of which 51% of registered capital (subscribed but unpaid registered capital) is owned by Jiangsu Huadong, was established in Qionhai City, Hainan Province, China on October 25, 2023, with registered capital of RMB10,000,000, for purposes of serving as a trading and import-export company with a focus on facilitating the introduction of new medical technology, devices and equipment.

Meihua owns 100% of Kang Fu International Medical. Kang Fu International Medical owns 100% of Yangzhou Huada. Yangzhou Huada owns 100% of Jiangsu Yada. Jiangsu Yada, in turn, owns 100% of Jiangsu Huadong. Jiangsu Huadong, in turn, owns 51% of the equity interests of Hainan Ruiying. The following diagram illustrates the Company’s corporate structure as of the date of the 2024 Annual Report, including Meihua’s principal subsidiary and their respective principal subsidiaries

Key Information Related to Doing Business in China

Risks and Uncertainties Related to Doing Business in China

Meihua faces various legal and operational risks and uncertainties as a company which its principal subsidiaries based in and primarily operating in China. Most of Meihua’s subsidiaries operations are conducted in the PRC, and are governed by PRC laws, rules, and regulations. Because PRC laws, rules, and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices.

See “Risk Factors — Risks Related to Doing Business in China — Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares,” and “— PRC’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.” as set forth in this prospectus and our 2024 Annual Report.

The PRC government has significant oversight and discretion over the conduct of our business, and may intervene in or influence our operations through adopting and enforcing rules and regulatory requirements. For example, in recent years the PRC government, has enhanced regulation in areas such as anti-monopoly, anti-unfair competition, cybersecurity and data privacy. See “Item 3 Key Information — D. Risk Factors — Risks Related to Our Business and Industry — If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside of China and, as a result, cause the value of such securities to significantly decline or be worthless”; and “— Uncertainties with respect to the PRC legal system could adversely affect us,” as set forth in the 2024 Annual Report.

In addition, our Class A Ordinary Shares may be delisted from Nasdaq or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditor for two consecutive years. Our auditor has been inspected by the PCAOB on a regular basis and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Class A Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our Class A Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and reduces the number of consecutive non-inspection years required for triggering the listing and trading prohibitions from three years to two years,, thus reducing the time period before our securities may be prohibited from trading or delisted. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the Holding Foreign Companies Accountable Act. Our auditor, Li CPA LLC, is headquartered in Colorado and has been inspected by the PCAOB on a regular basis.  See “Item 3 Key Information — D. Risk Factors — Risks Related to Doing Business in China — Although the audit report included in this report was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our Class A Ordinary Shares may be delisted or prohibited from trading,” as set forth the 2024 Annual Report.

Permissions and Approvals Required to be Obtained from PRC Authorities for our Business Operations

As a medical device manufacturing and sales company, we are subject to extensive government regulation and supervision in the PRC. Pursuant to PRC laws, we must obtain production license for Class II and III disposable medical devices and production filing for Class I disposable medical device, operation license for Class III disposable medical devices and operation filing for Class II disposable medical devices, and filing or registration certificates for certain Class I, II or Class III disposable medical devices. As of the date of this prospectus, we are current on all licenses and certificates and have obtained Class I, II and III disposable medical device qualifications in the PRC.

However, if we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations. See “Item 3 Key Information — D. Risk Factors — Risks Related to Our Business and Industry — If we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations,” as set forth the 2024 Annual Report.

Permissions and Approvals Required to be Obtained from PRC Authorities for our Securities Offerings

As of the date of this prospectus, we believe that we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our Class A Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities.  Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to continue to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings. As of the date of this report, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and relevant five supporting guidelines, together as the New Overseas Listing Rules, which became effective on March 31, 2023. According to the New Overseas Listing Rules, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to complete the filing procedure with the CSRC and report relevant information. In addition, an overseas-listed company must also submit the filing with respect to its follow-on offerings, issuance of convertible corporate bonds and exchangeable bonds, and other equivalent offering activities, within the time frame specified by the Trial Measures. The New Overseas Listing Rules laid out the regulatory filing requirements for both direct and indirect overseas listings and clarify the determination criteria for indirect overseas listing in overseas markets. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Potential Chinese governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” Pursuant to the New Overseas Listing Rules, (i) in connection with our previous issuance of securities to foreign investors, neither we, nor our PRC subsidiaries are required to obtain any permissions or approvals from the CSRC, and (ii) should we decide to issue additional equity or equity-linked securities for listing overseas in the future, we are not required to obtain any permissions or approvals from any PRC government authorities, except for the requisite filing with the CSRC in connection with such issuance. Failure to comply with the filing requirements may result in an order of rectification, a warning and fines up to RMB10 million to the non-compliant domestic companies, and the directly responsible persons of the companies will be warned and fined between RMB500,000 and RMB5 million. Furthermore, if the controlling shareholder and the actual controller of the non-compliant companies organizes or instigates the breach, they will be fined between RMB1 million and RMB10 million. In addition to above filing requirements, the Filings Rules also requires an issuer to report to the CSRC within three business days after occurrence of any the following events: (i) its change of control; (ii) its being subject to investigation or sanctions by any overseas securities regulators or overseas authorities; (iii) its change of listing status or listing segment; (iv) voluntary or mandatory delisting; and (v) material change of its principal business operations to the extent that it ceases to be subject to the filing requirements of the Trial Measures.

Business Overview

Overview

Meihua International is a Cayman Islands exempted company incorporated on November 10, 2020. Kang Fu International is our wholly owned subsidiary formed in Hong Kong on October 13, 2015. We operate our business through our operating subsidiaries in China, namely 1) Yangzhou Huada, a wholly foreign owned subsidiary of Kang Fu International Medical, formed on December 24, 2001, located in Yangzhou, Jiangsu Province, PRC; 2) Jiangsu Yada, a wholly owned subsidiary of Yangzhou Huada, formed on December 5, 1991, located in Yangzhou, Jiangsu Province, PRC; and 3) Jiangsu Huadong, a wholly owned subsidiary of Jiangsu Yada, formed on November 18, 2000, located in Yangzhou, Jiangsu Province, PRC.

Through our operating subsidiaries in the PRC, Yangzhou Huada, Jiangsu Yada and Jiangsu Huadong, we are mainly specialized in the research, development, manufacturing and sales of Class I, Class II and Class III disposable medical devices both domestically and internationally.

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, which is effective on June 1, 2014 and amended by the State Council on May 4, 2017, medical devices are classified into the following three categories based on the degree of risk.

Class	Standard (per PRC National Medical Device Management regulations)
I	Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration.
II	Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness.
III	Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

We provide our customers with one-stop solution for a variety of safety and quality disposable medical devices. The safety and quality of disposable medical devices are always our core values. We attribute our success to our sustainable and organic growth driven by our capacity expansion based on market demand, our deep understanding of our target end markets and our sound relationships with our customers, distributors, independent sales agents, and suppliers.

Our Revenue Model

We generate revenues through 1) manufacturing and sales of Class I, II, III disposable medical devices under our own brands, 2) resales of Class I, II, III disposable medical devices sourced by us from other manufacturers. For the fiscal years ended December 31, 2024, 2023, and 2022, we recognized $96,909,642, $97,098,915, and $103,346,341, respectively, in revenues, of which our own brand sales accounted for 49.12%, 49.64%, and 48.88%, respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 50.88%, 50.36%, and 51.12%, respectively.

Our disposable medical devices reach end users both domestically and internationally. For the fiscal years ended December 31, 2024, 2023, and 2022, our total sales to domestic direct end users customers and domestic distributor customers accounted for 99.96%, 99.50%, and 99.52% of our revenues, respectively. For the fiscal years ended December 31, 2024, 2023, and 2022, our sales to overseas distributing customers accounted for 0.04%, 0.50%, and 0.48%, respectively, of our revenues.

We sell disposable medical devices through our direct sales force and distributors. For the fiscal years ended December 31, 2024, 2023, and 2022, our sales through direct sale channels accounted for 6.98%, 8.32%, and 9.16%, respectively, of our revenues, and our sales through distributors accounted for 93.02%, 91.68%, and 90.84%, respectively, of our revenues, of which domestic distributors accounted for 92.98%, 91.18%, and 90.36%, respectively, and exporting distributors accounted for 0.04%, 0.50%, and 0.48%, respectively, of our revenues.

Our Products

Our products cover all regions of PRC. Internationally, our products are exported to more than 30 countries, including Europe, North America, South America, Asia, Africa, and Oceania.

Our current product portfolio (consisting of both self-manufactured and out-sourced products) includes: 1) Class I disposable medical devices, such as, disposable medical X-ray films, medical dry films, dry laser imagers, gauze bandages, examination gloves, pharmaceutical packaging materials and containers, low-density polyethylene (LDPE) bottles for eye drops, high-density polyethylene (HDPE) bottles for tablets, etc.; 2) Class II disposable medical devices, such as, disposable full anesthesia kits, medical brush, woman’s examination kits, urethral catheterization kits, gynecological examination kits, endotracheal intubation, medical masks, anal bags, and suction connecting tube, etc.; and 3) Class III disposable medical devices, such as disposable infusion pumps, anesthesia puncture kits, electronic pumps, etc.

As of the date of the 2024 Annual Report, we have a total of 1,727 products in our product portfolio, including 1,722 products for domestic sales and 5 products for overseas sales.

As a medical device manufacturing and sales company, we are subject to extensive government regulation and supervision in the PRC. Pursuant to PRC laws, we must obtain production licenses for Class II and III disposable medical devices, an operation license for Class III disposable medical devices, and filing or registration certificates for certain Class I, II or Class III disposable medical devices. As of the date of this prospectus, we are current on all licenses and certificates and have obtained Class I, II and III disposable medical device qualifications in the PRC. In addition, we maintain a robust quality assurance system. We have received international “CE” certification and ISO 13485 system certification. We have also registered with the FDA (registration number: 3006554788, 3007912861) for more than 30 products as of the date hereof, including but not limited to ID bracelets, surgical tapes, elastic and adhesive bandages, which are all FDA Class I products.

Our operating subsidiaries in the PRC focus on the manufacturing and sales of disposable medical devices as follows:

Yangzhou Huada

Yangzhou Huada mainly manufactures and sells Class I disposable medical devices, such as disposable pharmaceutical packaging materials and containers using LDPE for eye drops and high-density polyethylene (“HDPE”) bottles for tablets, as well as disposable plastic baby bottles, NB/PSN rubber covers and 8.2mL folded spoons for tools and containers, etc.

Additionally, Yangzhou Huada is also engaged in the resales of Class I and II disposable medical devices sourced from other manufacturers when we provide one-stop shopping experience to our customers.

As of the date of the 2024 Annual Report, Yangzhou Huada has no manufacturing activities for Class II and III disposable medical devices and its sales are limited to our domestic customers.

Jiangsu Yada

Jiangsu Yada mainly manufactures and sells both domestically and internationally 1) Class I disposable medical devices, such as medical dry imaging films; and 2) Class II disposable medical devices, such as disposable woman’s examination kits, suction connecting tubes, and Class II 6866 medical polymer materials and products (including but not limited to transfusion equipment and pipelines, endotracheal intubation for respiratory anesthesia or ventilation), etc.

In addition to above, Jiangsu Yada is also engaged in the domestic and international resales of 1) Class I and Class II disposable medical devices sourced from other manufacturers when we provide one-stop shopping experience to our customers.

As of the date of the 2024 Annual Report, Jiangsu Yada has no manufacturing and sales activities for Class III disposable medical devices.

Jiangsu Huadong

Jiangsu Huadong mainly manufactures and sales both domestically and internationally 1) Class I medical devices, such as medical x-ray films, multi-functional self-extracting X-ray film machines, dry films for medical use, gauze bandages, examination gloves, etc.; 2) Class II medical devices, such as disposable full anesthesia kits, urethral catheterization kits, gynecological examination kits, endotracheal intubation, medical masks, and various tubes, etc.; and 3) Class III medical devices, such as disposable infusion pumps, anesthesia puncture kits, electronic pumps, etc.

In addition to above, Jiangsu Huadong is also engaged in the domestic and international resales of Class I, II and III medical devices sourced from other manufacturers when we provide one-stop shopping experience to our customers.

Competitive Strengths

We are dedicated to serving our customers. We believe that the following strengths contribute to our success and are the differentiating factors that set us apart from our peers:

●

Cost-effective methods to address customers’ significant needs with a variety of products. As of the date of this prospectus, we have a total of more than 920 products in our product portfolio covering all Class I, II, and III disposable medical devices, including more than 800 products for domestic sales and more than 120 products for overseas sales. Through sales of different products to our customers via our one-stop service, we are able to cost-effectively address our client’s needs.

●

Massive distribution network of clients, distributors, and suppliers. Through both direct sales and our massive distribution network, our products are sold to hospitals, pharmacies and medical institutions both domestically and internationally. As of the date of this prospectus, we have 81 employees in our sales department and 4,859 independent sales agents, 3,926 distributors for domestic sales and 373 exporting distributors for overseas sales. We not only have accumulated a substantial domestic customer base and forged strong relationships with these customers, but also established good long-term cooperative relationships with well-known foreign medical equipment brand companies, which extends our reach world-wide. We believe that these customers will continue to be a source of business as well as a good referral source to new customers.

●	Geographical advantages allow us to provide one-stop service to our customers at reduced cost. Hospitals and other medical institutions normally have lists of over a hundred or even a thousand of different kinds of disposable medical devices which they must procure on a regular basis. Our PRC operating subsidiaries and primary operations are located in Touqiao Town, Yangzhou City, Jiangsu Province, one of the four medical device centers in PRC. Dubbed the “Hometown of Medical Devices & Consumables in China,” Touqiao Town hosts hundreds of disposable medical device manufacturers manufacturing all different kinds of products. In addition to our own products, we are qualified to distribute products sourced from other manufacturers. As a result, our clients are able to receive all required products by placing just a single order with us. When we receive an order from our hospital clients or distributors, we are able to quickly fulfill the order by including our own branded products and qualified products sourced from other manufacturers in Touqiao Town. There are also large numbers of medical device professionals, including research and development, or “R&D,” and technology professionals, and thousands of independent sales agents based near our primary operations. We are therefore able to procure high quality raw materials and products of other brands at a comparatively low price within a short period of time and to obtain sufficient labor and support to our one-stop service and manufacturing.

●	Economies of scale and automation provide significant cost advantages. The scale of our production is regional-leading within the Yangtze River Delta region of China. The disposable medical devices we manufacture and sell are mainly low value-added products, which, however, are largely consumed and in huge demand every day in hospitals, medical institutions, and other health related industry entities. Through scaled production, we are able to increase our profit margins. In the procurement process, the production scale reduces our procurement costs and mitigates the impact of raw material price fluctuations. In the manufacturing process, we retrofitted equipment and introduced automation to improve production efficiency. At present, we have 12 purification plants covering a total area of approximately 110,352 square feet (10,252 square meters).

●	Leading competitive position maintained by high quality standard systems. Quality and safety are always our core value. Applying information acquired during our long-term business transactions with major medical institutions across China, we have developed a sophisticated quality management system, as well as a strict and effective internal control standard system. All of our products, either self-manufactured or sourced, fall within our quality control system subject to our quality inspection before delivery.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in our 2024 Annual Report and in the section titled “Risk Factors” beginning on page 14 of this prospectus.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information —D. Risk Factors — Risks Related to Our Business and Industry” in the 2024 Annual Report)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	in connection with the initial public offering of our Class A Ordinary Shares in February 2022, we entered into certain agreements with a Hong Kong entity pursuant to which we believe we were defrauded of in excess of $10 million; because we failed to disclose such agreements at the time of the initial public offering, regardless of the arguably fraudulent nature of such agreements, we may be subject to potential liabilities or litigation exposure as a result of such agreements (see “In connection with the initial public offering of our Class A Ordinary Shares in February 2022, we entered into certain agreements with a Hong Kong entity pursuant to which we believe we were defrauded of in excess of $10 million; because we failed to disclose such agreements at the time of the initial public offering, regardless of the arguably fraudulent nature of such agreements, we may be subject to potential liabilities or litigation exposure as a result of such agreements” on page 8 of our 2024 Annual Report);

●	our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates (see “Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates” on page 8 of our 2024 Annual Report);

●	any failure to maintain effective quality control over our products and services could materially adversely affect our business (see “Any failure to maintain effective quality control over our products and services could materially adversely affect our business” on page 9 of our 2024 Annual Report);

●	due to the nature of our business, we may experience or be exposed to significant liability claims or complaints from customers, doctors, patients or hospitals, litigation and regulatory investigations and proceedings, such as claims arising in relation to medical device safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations (see “Due to the nature of our business, we may experience or be exposed to significant liability claims or complaints from customers, doctors, patients or hospitals, litigation and regulatory investigations and proceedings, such as claims arising in relation to medical device safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations” on page 9 of our 2024 Annual Report);

●	a significant interruption in the operations of our third-party suppliers and other business partners could potentially disrupt our operations (see “A significant interruption in the operations of our third-party suppliers and other business partners could potentially disrupt our operations” on page 10 of our 2024 Annual Report);

●	while we utilize numerous suppliers, we do not have long term contracts with any of those suppliers and they could reduce order quantities or terminate their sales to us at any time (see “While we utilize numerous suppliers, we do not have long term contracts with any of those suppliers and they could reduce order quantities or terminate their sales to us at any time” on page 11 of our 2024 Annual Report);

●	we are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected (see “We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected” on page 11 of our 2024 Annual Report);

●	if we fail to provide a one-stop solution to our customers, we may lose customers, which would cause our financial conditions and results of operations to be adversely affected (see “If we fail to provide a one-stop solution to our customers, we may lose customers, which would cause our financial conditions and results of operations to be adversely affected” on page 12 of our 2024 Annual Report);

●	the continuing development of our products depends upon our maintaining strong working relationships with our customers, distributors and independent sales agents (see “The continuing development of our products depends upon our maintaining strong working relationships with our customers, distributors and independent sales agents” on page 12 of our 2024 Annual Report);

●	if we are unable to collect account receivables from our customers, our results of operations and cash flows could be adversely affected (see “If we are unable to collect account receivables from our customers, our results of operations and cash flows could be adversely affected” on page 14 of our 2024 Annual Report);

●	we may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations (see “We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations” on page 14 of our 2024 Annual Report);

●	changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results (see “Changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results” on page 15 of our 2024 Annual Report);

●	we have no business liability or disruption insurance, which could expose us to significant costs and business disruption (see “We have no business liability or disruption insurance, which could expose us to significant costs and business disruption” on page 15 of our 2024 Annual Report);

●	pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations (see “Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations” on page 16 of our 2024 Annual Report);

●	failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on our reputation, financial condition and results of operations (see “Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on our reputation, financial condition and results of operations” on page 17 of our 2024 Annual Report);

●	if we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations (see “If we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations” on page 18 of our 2024 Annual Report);

Risks Related to Our Corporate Structure (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors— Risks Related to Our Corporate Structure” in our 2024 Annual Report)

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law (see “You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law” on page 19 of our 2024 Annual Report);

●	recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations (see “Recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations” on page 19 of our 2024 Annual Report);

Risks Related to Doing Business in China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China” in our 2024 Annual Report)

We face certain risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares (see “Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares” on page 20 of this prospectus;

●	if the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside of China and, as a result, cause the value of such securities to significantly decline or be worthless (see “If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside of China and, as a result, cause the value of such securities to significantly decline or be worthless” on page 20 of our 2024 Annual Report);

●	potential Chinese governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless (see “Potential Chinese governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 21 of this prospectus);

●	changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations (see “Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” on page 22 of this prospectus);

●	we may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business (see “We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 24 of our 2024 Annual Report);

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of future securities offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business (see “PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of future securities offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 24 of our 2021 Annual Report);

●	although the audit report included in this report was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our Class A Ordinary Shares may be delisted or prohibited from trading (see “Although the audit report included in this report was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our Class A Ordinary Shares may be delisted or prohibited from trading” on page 25 of our 2024 Annual Report);

●	any failure to comply with PRC regulations regarding cybersecurity and data protection may subject us to fines and other legal or administrative sanctions, claims or legal proceedings (see “Any failure to comply with PRC regulations regarding cybersecurity and data protection may subject us to fines and other legal or administrative sanctions, claims or legal proceedings” on page 27 of our 2024 Annual Report);

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in the PRC (see “U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in the PRC” on page 30 of our 2024 Annual Report);

●	if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders (see “If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 31 of our 2024 Annual Report);

●	we face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see “We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” on page 31 of our 2024 Annual Report);

Risks Related to Our Class A Ordinary Shares (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares” in our 2024 Annual Report)

In addition to the risks described above, we are subject to general risks and uncertainties related to our Class A Ordinary Shares and the trading market, including, but not limited to, the following:

●	the market price for our Class A Ordinary Shares may be volatile (see “The market price for our Class A Ordinary Shares may be volatile” on page 33 of our 2024 Annual Report);

●	because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares in order to obtain return on your investment (see “Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment” on page 35 of our 2024 Annual Report);

●	substantial future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline (see “Substantial future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline” on page 35 of our 2024 Annual Report);

●	we may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations (see “We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations” on page 35 of our 2024 Annual Report);

●	certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders (see “Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders” on page 36 of our 2024 Annual Report);

●	we are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements (see “We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” on page 36 of our 2024 Annual Report); and

●	we may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses (see “We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses” on page 37 of our 2024 Annual Report).

Cash Flows through Our Company and Dividend Payments

Cash Flows through Our Company

The structure of cash flows within our organization, and a summary of the applicable regulations, is as follows:

1.	Our equity structure is a direct holding structure, pursuant to which the overseas entity listed in the U.S., Meihua International Medical Technologies Co., Ltd. (“Meihua” or “Meihua International”), directly controls Yangzhou Huada Medical Device Co., Ltd (“Yangzhou Huada”) (the “WFOE”) and other domestic operating entities which are directly owned through the Hong Kong company, Kang Fu International Medical Co., Limited (“Kang Fu International Medical”).

2.	Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Meihua International at the close of securities offerings, the funds can be directly transferred to Kang Fu International Medical, and then transferred to subordinate operating entities through the WFOE.

If the Company intends to distribute dividends, the Company will transfer the dividends to Kang Fu International Medical in accordance with the laws and regulations of the PRC, and then Kang Fu International Medical will transfer the dividends to Meihua International, and the dividends will be distributed from Meihua International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3.	In the reporting periods presented in the 2024 Annual Report, cash and other asset transfers occurred among the Company and its subsidiaries are as summarized as below:

	For the year ended December 31, 2024 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(5,700,000)	$5,700,000	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (2)	$-	$(5,000,000)	$5,000,000

(1)	Meihua transferred $5,700,000 to Kang Fu International Medical as a loan to cover working capital.

(2)	Kang Fu International Medical contributed $5,000,000 to PRC subsidiaries for capital contribution purposes.

	For the year ended December 31, 2023 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(2,500,000)	$2,500,000	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (2)	$-	$(1,000,000)	$1,000,000

(1)	Meihua transferred $2,500,000 to Kang Fu International Medical as a loan to cover working capital.

(2)	Kang Fu International Medical contributed $1,000,000 to PRC subsidiaries for capital contribution purposes.

	For the year ended December 31, 2022 (in US$)
Inter-company cash transfers:	Meihua (Cayman)	Kang Fu International Medical (HK)	PRC subsidiaries
Cash transferred from Meihua to Kang Fu International Medical (1)	$(26,010,150)	$26,010,150	$-
Cash transferred from Kang Fu International Medical to Meihua (2)	$390	$(390)	$-
Cash transferred from Kang Fu International Medical to PRC subsidiaries (3)	$-	$(20,389,970)	$20,389,970
Cash transferred from PRC subsidiaries to Kang Fu International Medical (4)	$-	$130,000	$(130,000)

(1)	Meihua transferred $26,010,150 to Kang Fu International Medical as a loan to cover working capital.
(2)	Kang Fu International Medical transferred $390 to Meihua for repayment of a working capital loan.
(3)	Kang Fu International Medical contributed $20,389,970 to PRC subsidiaries for capital contribution purposes.*
(4)	Yangzhou Huada, one of the PRC subsidiaries, transferred $130,000 to Kang Fu International Medical as a loan to cover working capital.

*	On February 18, 2022, the Company closed its initial public offering of Ordinary Shares and received approximately US$35 million. In March and April 2022, the Company transferred approximately US$26.0 million to Kang Fu International Medical for working capital purposes and then Kang Fu International Medical made capital injections aggregating approximately US$20.4 million to its PRC subsidiaries - Yangzhou Huada and Hainan Guoxie, the then controlled subsidiary of Kangfu.

4.	No dividends or distributions of a subsidiary have been made to the Company for the years ended December 31, 2024, 2023, and 2022. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the near future.

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capital. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” in the 2024 Annual Report for more information.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, should we wish to distribute dividends to our shareholders, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Corporate Information

Our principal executive offices are located at 88 Tongda Road, Touqiao Town, Guangling District, Yangzhou, 225000 People’s Republic of China, and our phone number is +86-0514-89800199. We maintain corporate websites at http://meihuamed.com and http://ir.meihuamed.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in the PRC. Before making an investment decision, you should carefully consider the risks described herein, as well as under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our 2024 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Our securities are currently suspended from trading on Nasdaq and are subject to a pending delisting determination, and if our appeal is unsuccessful our Class A Ordinary Shares will be delisted.

On December 2, 2025, we received a Staff Determination from The Nasdaq Stock Market LLC notifying us that we had not regained compliance with Nasdaq Listing Rule 5550(a)(2), the minimum bid price requirement, and that we also no longer satisfied Listing Rule 5550(a)(4), the minimum publicly held shares requirement. As a result, Nasdaq determined that our securities would be delisted from The Nasdaq Capital Market. We timely requested a hearing before a Nasdaq Hearings Panel to appeal the Staff’s determination. However, pursuant to Nasdaq Listing Rule 5815(a)(1)(B)(ii), a timely request for a hearing in connection with a failure to regain compliance during a second 180-day bid price compliance period does not stay the suspension of trading. Accordingly, trading in our Class A Ordinary Shares has been suspended pending the outcome of the appeal. The Nasdaq Hearings Panel held a hearing on January 27, 2026, and we are currently awaiting the panel’s determination as of the date of this prospectus

There can be no assurance that the Hearings Panel will grant us continued listing or provide additional time to regain compliance. If our appeal is unsuccessful, our Class A Ordinary Shares will be delisted from Nasdaq, and we would expect our securities to be quoted on the OTC Markets or another over-the-counter marketplace.

If our securities are delisted:

•	liquidity of our Class A Ordinary Shares would likely decline significantly;

•	the market price of our securities may become more volatile;

•	institutional investor interest may decrease;

•	analyst coverage may be reduced or eliminated; and

•	our ability to access the capital markets in the future could be materially adversely affected.

•	In addition, securities traded on the OTC Markets are often subject to lower trading volumes and wider bid-ask spreads, and may be subject to the SEC’s “penny stock” rules, which could further reduce trading activity.

•	If we are unable to regain compliance with Nasdaq’s listing standards or are otherwise unable to relist on Nasdaq or another national securities exchange in the future, the market value of our securities could decline materially and investors may lose all or part of their investment.

We may not be able to prevent others from the unauthorized use of our intellectual property, which could materially harm our business and competitive position.

We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We enter into confidentiality agreements with our employees that include terms identifying all employee-developed intellectual property as service inventions belonging to the Company. In addition, we are careful to remain current in payment of our annual patent fees. We regard our trademark, patents, know-how, proprietary technologies, and similar intellectual property rights as critical to our success. We may become an attractive target to intellectual property attacks in the future with the increasing recognition of our brand. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) all of our intellectual property rights will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we must resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in China

Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our Class A Ordinary Shares.

Potential Chinese governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures and its supporting guidelines, reiterate the basic principles of the Draft Rules Regarding Overseas Listing and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete the filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application, or its completion of follow-on offering in the same overseas market where it has listed (including issuance of any corporate convertible bonds, exchangeable bonds and other equity-linked securities, but excluding the offering for employees incentive, dividend distribution by shares and share split). If a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as orders to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, which was promulgated on February 17, 2023 and became effective on the same day, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Further, according to the CSRC Notice, domestic companies obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been approved) for their indirect overseas offering and listing prior to March 31, 2023 but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those issuers that complete their indirect overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their indirect overseas offerings and listings. Within such six-month transition period, however, if such domestic companies fail to complete their indirect overseas issuance and listing, they shall complete the filing procedures with the CSRC.

However, since the Trial Measures were newly promulgated, their interpretation, application and enforcement remain unclear. If the filing procedure with the CSRC under the Trial Measures is required for any subsequent offerings, listing or any other capital raising activities, which may subject us to additional compliance requirements in the future, we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. If we do not complete any required record-filing or if we incorrectly conclude that record-filing is not required or if the CSRC or other regulatory agencies promulgate new rules, explanations or interpretations requiring that we obtain their prior approvals or record-filing for any follow-on offering, we may be unable to obtain such approvals and record-filing which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities and reduce the value of such securities.

As of the date of this report, we and our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and have not received any requirements to obtain permissions from any PRC authorities to issue our Class A Ordinary Shares to foreign investors or were denied such permissions by any PRC authorities. However, given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings. As of the date of this report, except for the potential uncertainties disclosed above, we have not received any inquiry, notice, warning, sanctions or regulatory objection from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in the PRC, in the policies of the Chinese government or in the laws and regulations in the PRC could have a material adverse effect on the overall economic growth of the PRC. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may nonetheless have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may adversely affect our business and operating results.

The PRC’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.

All of our operations are located in the PRC and substantially of our net revenues are derived from customers where the contracting entity is located in the PRC. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in the PRC.

PRC’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC’s economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in the PRC and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. PRC’s social and political conditions may change and become unstable. Any sudden changes to PRC’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters generally. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, these regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in the PRC may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the report based on foreign laws.

We conduct substantially all of our operations in the PRC, and substantially all of our assets are located in the PRC. In addition, all of our officers and directors are PRC nationals and reside within the PRC. As a result, it may be difficult for our shareholders to effect service of process upon us or our directors and officers inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision maybe difficult or impossible.

THIS OFFERING

The Selling Shareholders may from time to time, offer and sell any or all of their Class A Ordinary Shares covered by this prospectus in one or more offerings. The Class A Ordinary Shares offered under this prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the Class A Ordinary Shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

We are registering Class A Ordinary Shares to permit the resale of the Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Shares by other means not described in this prospectus. If the Selling Shareholders effects such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Shares owned by him and, if he defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares under this registration statement, including, without limitation, Securities and Exchange Commission filing fees, legal counsel fees, and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

SHARE ACQUISITION

On October 8, 2025, the Company entered into a securities purchase agreement with several “non-U.S. Persons” (the “October Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (“the Securities Act”) on October 8, 2025 for a private placement of 40,000,000 ordinary shares of the Company, par value of $0.0005 per share, or 400,000 Class A ordinary Shares, par value $0.05 per share on a post reverse-split and post re-designation basis (the “Class A Ordinary Shares”), for gross proceeds of $15.2 million (the “October Offering”). The October Offering fully closed on January 20, 2026.

On December 5, 2025, the Company entered into a securities purchase agreement with certain “non-U.S. Persons” (the “December Purchasers”) as defined in Regulation S of the Securities Act, offering up to an aggregate of 120,000 Class A Ordinary Shares of the Company, for gross proceeds of $1,320,000 (the “December Offering”). The December Offering closed on December 15, 2025.

SELLING SHAREHOLDERS

We are registering the Resale Shares previously issued to the Selling Shareholders in order to permit the Selling Shareholders to offer the Shares for resale from time to time. The Shares being offered by the Selling Shareholders are up to 520,000 Class A Ordinary Shares. The Company has 857,914 Class A Ordinary Shares currently issued and outstanding. The Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the Class A Ordinary Shares held by the Selling Shareholders.

This prospectus generally covers the resale of the number of Class A Ordinary Shares issued to the Selling Shareholders in the Share acquisition above. The fourth column assumes the percentage of our issued and outstanding Class A Ordinary Shares to be owned by the Selling Shareholders after the sale of all Class A Ordinary Shares covered by this prospectus.

The Selling Shareholders may sell all, some or none of their shares listed below. See “Plan of Distribution.”

Name of Selling Shareholders	Number of Class A Common Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Offered Pursuant to this Prospectus	% of Outstanding Shares Beneficially Owned Before Sale of Shares	Number of Class A Ordinary Shares Owned After Sale of Shares	% of Outstanding Shares Beneficially Owned After Sale of Shares
Jia Yu (1)	36,000	36,000	4.20%	0	-
Muhammad Saad(1)	35,200	35,200	4.10%	0	-
Masood Hassan(1)	33,000	33,000	3.85%	0	-
Adnan Aslam(1)	31,000	31,000	3.61%	0	-
Mustansar Hussain(1)	29,800	29,800	3.47%	0	-
Hamza Ejaz(1)	34,500	34,500	4.02%	0	-
Muhammad Hassan(1)	30,000	30,000	3.50%	0	-
Muhammad Hussain(1)	35,800	35,800	4.17%	0	-
Qadam Khan(1)	35,500	35,500	4.14%	0	-
Amir Awan(1)	34,900	34,900	4.07%	0	-
Abdullah Qureshi(1)	32,000	32,000	3.73%	0	-
Muhammad Nafees Tayyab(1)	32,300	32,300	3.77%	0	-
Haider Ali Khan(2)	9,000	9,000	1.05%	0	-
Muhammad Waqas(2)	8,500	8,500	0.99%	0	-
Ali Ejaz(2)	12,000	12,000	1.40%	0	-
Arshad Ali(2)	14,900	14,900	1.74%	0	-
Kristea Anne(2)	9,500	9,500	1.11%	0	-
Ethembafrash Feven Kidane(2)	13,500	13,500	1.57%	0	-
Pham Thi Huynh Hoa(2)	10,800	10,800	1.26%	0	-
Do Thi Thu Thao(2)	14,000	14,000	1.63%	0	-
Nguyen Thi Tham(2)	11,000	11,000	1.28%	0	-
Nguyen Quoc Toan(2)	16,800	16,800	1.96%	0	-

Notes:

(1)	The shares were issued to the selling shareholder pursuant to the securities purchase agreement dated October 8,2025 in a private placement exempt from registration pursuant to Regulation S of the Securities Act. The selling shareholder has not had any material relationship with us within the past three years other than as a holder of our securities.

(2)	The shares were issued to the selling shareholder pursuant to the securities purchase agreement dated December 5, 2025 in a private placement exempt from registration pursuant to Regulation S of the Securities Act. The selling shareholder has not had any material relationship with us within the past three years other than as a holder of our securities.

DILUTION

Because the Selling Shareholders may offer and sell the Class A Ordinary Shares covered by this prospectus at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in the 2024 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our Company’s authorized share capital is US$500,000,000 divided into 7,000,000,000 Class A ordinary shares of $0.05 par value, 1,000,000,000 Class B ordinary shares of $0.05 par value and 2,000,000,000 preferred shares of $0.05 par value. As of February 13, 2026, 857,914 Class A Ordinary Shares were issued and outstanding and no Class B ordinary shares or preferred shares were issued and outstanding.

Our Memorandum and Articles

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares.

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our Class A Ordinary Shares and Class B ordinary shares of $0.05 par value (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”) are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a final dividend, but no dividend may exceed the amount recommended by our directors. Our amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Companies Act, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a unanimous resolution in writing. On a poll, each holder of a Class A Ordinary Share is entitled to one vote for each Class A Ordinary Share and each holder of a Class B Ordinary Share is entitled to fifty votes for each Class B Ordinary Share, voting together as a single class, on all matters that require a shareholder’s vote. Our amended and restated memorandum and articles of association provide that voting at any general meeting is byon a poll.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least a majority of the votes of the issued and outstanding voting shares in our company. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. General meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding no less than 10 percent of our paid voting share capital. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of such holders of the Ordinary Shares who, being entitled to do so attend (in person or by proxy) and vote at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of such holders of the Ordinary Shares who, being entitled to do so attend (in person or by proxy) and vote at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or, in respect of filling a vacancy or additional disrectors, by a resolution of the directors of the Company.

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Class A Ordinary Shares. Any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share whether or not it is fully paid up without assigning any reason for doing so.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of Class A Ordinary Shares shall be distributed among the holders of our shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares. The Companies Act and our amended and restated articles of association permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our amended and restated memorandum and articles of association and any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share capital account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the amended and restated memorandum and articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders in the requisite majorities:

●	increase or decrease the authorized share capital of our Company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Class A Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our Class A Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares

As at the date of this prospectus, we have not issued any preferred shares. Under the amended and restated articles of association, before any Preferred Shares of any series are issued, our directors shall fix, by resolution of directors, the following provisions of such series:

●	the designation of such series and the number of Preferred Shares to constitute such series;

●	whether the shares of such series shall have voting rights, in addition to any voting rights provided by Companies Act, and, if so, the terms of such voting rights, which may be general or limited;

●	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class of shares or any other series of Preferred Shares;

●	whether the Preferred Shares or such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

●	the amount or amounts payable upon Preferred Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

●	whether the Preferred Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

●	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, shares of any other class of shares or any other series of Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

●	the limitations and restrictions, if any, to be effective while any Preferred Shares or such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preferred Shares;

●	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preferred Shares; and

●	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of any other class of shares or any other series of Preferred Shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may not issue negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Global Market rules in lieu of following home country practice.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (which requires the affirmative vote of at least two-thirds of the votes cast by the shareholders of the issued shares present in person or represented by proxy and entitled to vote on such matter at a general meeting of the company) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of our directors and officers for costs, charges, expenses, losses, or damages incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that, on the requisition of any shareholders who hold not less than 10 percent of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested, our board of directors shall convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, any of our directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation:

Class A Ordinary Shares

The Company is authorized to issue 7,000,000,000 Class A Ordinary Shares of $0.05 par value, 1,000,000,000 class B ordinary shares of $0.05 par value and 2,000,000,000 preferred shares of $0.05 par value. As of February 13, 2026, 857,914 Class A Ordinary Shares were issued and outstanding and no class B ordinary shares or preferred shares were issued and outstanding.

Option Grants

We have not granted any options to purchase our Class A Ordinary Shares.

Anti-money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or proliferation financing or is the business combination partner of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or proliferation financing or is the business combination partner of a financial sanction, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Should a shareholder or its duly authorized delegates or agents be, or become (or is believed by the company or its affiliates (“Agents”) to be or become) at any time while it owns or holds an interest in the company, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by the company in its sole discretion, then (i) the company or its Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder. or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of the company (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) the company and its Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the Subscriber that such information has been so provided) and (iii) the company and its Agents have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that our Company will not be engaging in any “relevant activities” prior to the consummation of our initial business combination and will therefore not be required need to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our 2024 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$682.21
FINRA fees	$0
Legal fees and expenses	$32,000
Accounting fees and expenses	$20,800
Printing and postage expenses	$6,000
Miscellaneous expenses	$1,000
Total	$60,482.21

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2024.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP (“Maples”), our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Zhejiang Taihang Law Firm (“Taihang”). If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Meihua International Medical Technologies Limited and subsidiaries appearing in our Annual Report on Form 20-F for the year ended December 31, 2024 have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm, as set forth in their reports thereon, and as incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Kreit & Chiu CPA LLP is located at 733 Third Avenue, Floor 16, #1014, New York, NY 10017.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

(1)	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 25, 2025;

(2)	our reports of foreign private issuer on Form 6-K filed with the SEC on April 25, 2025, June 6, 2025, August 21, 2025, September 18, 2025, September 30, 2025, October 14, 2025, October 23, 2025, November 18, 2025, December 16, 2025, January 7, 2026, January 20, 2026, January 23, 2026, and February 2, 2026.

(3)	the description of our Class A Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on February 15, 2022 and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Meihua International Medical Technologies Co., Ltd.

88 Tongda Road, Touqiao Town

Guangling District, Yangzhou, 225000

People’s Republic of China

Tel: +86-0514-89800199

secretary@meihuamed.com

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors, and shareholders, be arbitrated.

Substantially all of our assets are located in China. All of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located in the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon us or these five directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the report based on foreign laws” in this prospectus.

Maples, our counsel with respect to the laws of the Cayman Islands, and Taihang, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples has further advised us that there is currently no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained by fraud, and (vi) is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands or other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Zhejiang Taihang Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. Zhejiang Taihang Law Firm has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the report based on foreign laws.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy. Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or (b) is or was, at the request of the Company, serving as a director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Item 9. Exhibits

Exhibit No.	Description
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (Incorporated by reference to Registration Statement on Form F-1 /A filed September 13, 2021)
5.1	Opinion of Maples and Calder (Cayman) LLP
23.1	Consent of Kreit & Chiu CPA LLP
23.2	Consent of Zhejiang Taihang Law Firm
23.3	Consent of Maples Group (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China on February 24, 2026.

Meihua International Medical Technologies Co., Ltd.

By:	/s/ Leyi Lee
	Name:	Leyi Lee
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ailiang Wang	Chairman of the Board	February 24, 2026
Ailiang Wang

/s/ Leyi Lee	Chief Executive Officer	February 24, 2026
Leyi Lee	(Principal Executive Officer)

/s/ Shilong Liao	Chief Financial Officer	February 24, 2026
Shilong Liao	(Principal Accounting and Financial Officer)

/s/ Chongbo Gao	Director	February 24, 2026
Chongbo Gao

/s/ Wenzhang Jia	Director	February 24, 2026
Wenzhang Jia

/s/ Anna Colin	Director	February 24, 2026
Anna Colin

*By:	/s/ Leyi Lee
	Name:	Leyi Lee
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Meihua International Medical Technologies Co., Ltd., has signed this registration statement thereto in City of Newark, State of Delaware on February 24, 2026.

Authorized U.S. Representative
Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director